Exhibit 99.1

MEMC Electronic Materials, Inc. 501 Pearl Drive (City of O’Fallon) Post Office Box 8 St. Peters, Missouri 63376 USA Phone: 636-474-5000 Fax: 636-474-5158 www.memc.com

For Immediate Release

MEMC PROVIDES

2010 FINANCIAL GUIDANCE

St. Peters, MO, February 4, 2010 – MEMC Electronic Materials, Inc. (NYSE: WFR) today provided financial guidance for 2010.

Full Year 2010 Outlook

For 2010 the company expects:

•	Revenue of $1.75 to $1.85 billion

•	EPS of $0.70-$0.80

•	Positive Free Cash Flow

Ahmad Chatila, MEMC’s Chief Executive Officer, commented, “As a result of our significant efforts in 2009 to strengthen customer relationships and drive operational improvements, our strategic acquisition of SunEdison, and the improving economic environment, we have increasing confidence that 2010 will be a good year for MEMC.”

The company expects to provide results and reviews for three reported segments in 2010. The chart below illustrates the company’s 2009 actual results and the 2010 guidance, along with additional information which has been provided to facilitate the adjustment of financial models to these new reporting segments.

($ million, except per share data)	2009 Actual	2010 Guidance	2010 Modeling Support

Revenue	$1,164	$1,750-$1,850
Semiconductor Materials	$586		60%-70% growth vs. 2009
Solar Materials	$573		5%-15% growth vs. 2009
SunEdison	$4		~$200 million
Operating Margin	(2%)		16%-17%
Semiconductor Materials			Higher than company average
Solar Materials			Higher than company average
SunEdison			Lower than company average
EPS	$(0.30)	$0.70-$0.80
Free Cash Flow	$(158)	Positive
Capital Expenditures	$225		~$350 million (excluding SunEdison)

MEMC will host a Capital Markets Day in New York City today for financial analysts and institutional investors. Interested parties are invited to listen to the event via a live internet broadcast on the company’s website at www.memc.com beginning at 9:00 a.m. Eastern Time.

About MEMC

MEMC is a global leader in the manufacture and sale of wafers and related intermediate products to the semiconductor and solar industries. With the recent acquisition of SunEdison, MEMC is also a developer of solar power projects and North America’s largest solar energy services provider.

MEMC has been a pioneer in the design and development of silicon wafer technologies for 50 years. With R&D and manufacturing facilities in the U.S., Europe and Asia, MEMC enables the next generation of high performance semiconductor devices and solar cells.

MEMC’s common stock is listed on the New York Stock Exchange under the symbol “WFR” and is included in the S&P 500 Index. For more information about MEMC, please visit www.memc.com.

Forward-Looking Statements

Certain matters discussed in this news release and related materials made available today on the company’s website and in the Form 8-K, dated February 4, 2010, are forward-looking statements, including that we are targeting 2010 revenue of between $1.75 billion and $1.85 billion with EPS of between $0.70 and $0.80 (based on the assumption that 2010 will have a 60% to 70% growth in Semiconductor Materials, a 5-15% growth in Solar Materials, and that our SunEdison segment produces approximately $200 million in revenue in 2010, with a segment operating margin of 16% to 17%, and an effective tax rate of approximately 15%); that we expect to generate positive free cash flow (defined by MEMC as operating cash flow minus capital expenditures, plus inflows and outflows associated with non-recourse SunEdison project financing); that we expect 2010 capital expenditures to be approximately $350 million (excluding SunEdison); and that we are targeting the internal rate of return of projects in our SunEdison business to reach approximately 20% in 2010. Such statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include market demand for semiconductors, silicon wafers for both semiconductor and solar applications, and solar power systems; the integration of the SunEdison acquisition; changes in the pricing environment for silicon wafers and polysilicon, as well as solar power systems; the terms of any potential future amendments to our long-term agreements with our solar wafer customers; government incentives to adopt solar power, including tax policy and credits and renewable portfolio standards; the availability of project finance and other capital for SunEdison projects; utilization of our manufacturing capacity and any charges we might incur to reduce manufacturing capacity or headcount; general economic conditions, including the ability of our customers to pay their debts as they become due; inventory levels of our customers; supply chain difficulties or problems; interruption of production; outcome of pending and future litigation matters; good working order of our manufacturing facilities; our ability to reduce manufacturing and operating costs; assumptions underlying management’s financial estimates; delays in capacity expansion and the restructuring of our manufacturing operations across different plants; customer acceptance of our new products; actions by competitors, customers and suppliers; changes in product specifications and manufacturing processes; changes in financial market conditions; changes in the composition of worldwide taxable income; the impact of competitive products and technologies; changes in interest and currency exchange rates and other risks described in the company’s filings with the Securities and Exchange Commission. These forward-looking statements represent the company’s judgment as of the date of this release. The company disclaims, however, any intent or obligation to update these forward-looking statements.

Contact:

Bill Michalek

Director, IR & Corporate Communications

MEMC Electronic Materials, Inc.

(636) 474-5443